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                                                              EXHIBIT 99.B(viii)


                             THE BRAZIL FUND, INC.

                          Certificate as to Resolution
                                       of
                               Board of Directors


The undersigned certifies that she is the Assistant Secretary of The Brazil Fund, Inc., a Maryland corporation (the "Fund"), and that, as such, she is authorized to execute this Certificate on behalf of the Fund, and further certifies that the following is a complete and correct copy of a resolution duly adopted by the duly elected Board of Directors of the Fund at a meeting duly called, convened and held on May 19, 1994, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.

          RESOLVED, that pursuant to the provision of Section 11.1 of the Fund's By-Laws, the first sentence of Section 2.1 of the Fund's By-Laws is hereby amended to read as follows (changes are underlined, deletions
                                                         ----------
          are crossed out):

          Section 2.1 - Annual Meetings. An annual meeting of the stockholders
          ------------------------------
          for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held in October July.
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IN WITNESS WHEREOF, I hereunto set my hand on this 5th day of July, 1994.



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                                    Assistant Secretary